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                                                                    EXHIBIT 99.1

                       (AMERICA SERVICE GROUP INC. LOGO)


                                  NEWS RELEASE

CONTACT:   MICHAEL CATALANO                          MICHAEL W. TAYLOR
           CHAIRMAN, PRESIDENT AND                   SENIOR VICE PRESIDENT AND
             CHIEF EXECUTIVE OFFICER                   CHIEF FINANCIAL OFFICER
           (615) 373-3100                            (615) 373-3100

              AMERICA SERVICE GROUP STRENGTHENS BOARD OF DIRECTORS
                 -----------------------------------------------
                    COMPANY EXPECTS TO REGAIN COMPLIANCE WITH
                            NASDAQ LISTING STANDARDS

BRENTWOOD, Tennessee, (June 14, 2006) -- America Service Group Inc. (NASDAQ:ASGR) announced today that William M. Fenimore, Jr., John W. Gildea, William E. Hale and John C. McCauley have been appointed to serve as new members of the Company's Board of Directors (the "Board"). At this time, the Board appointed Mr. Fenimore and Mr. Hale to serve on the Audit Committee of the Board, Mr. Fenimore and Mr. Gildea to serve on the Incentive Stock and Compensation Committee of the Board and Mr. McCauley to serve on the Ethics and Quality Assurance Committee of the Board. Each new director will also serve on the Corporate Governance and Nominating Committee of the Board. The Board has determined that each new director is independent within the meaning of the rules of The NASDAQ Stock Market, Inc. ("NASDAQ") as currently in effect. The Board has also determined that Mr. Fenimore and Mr. Hale meet the financial knowledge requirements for audit committee members under the NASDAQ listing standards.

The Company believes that the addition of these four new independent directors to the Board and the appointments of Mr. Fenimore and Mr. Hale to serve on the Audit Committee allow it to regain compliance with the independent director and audit committee requirements set forth in NASDAQ Marketplace Rule 4350 ("Rule 4350"). As previously disclosed, the Company received notification of its noncompliance with Rule 4350 from NASDAQ Listing Qualifications after two of its independent directors resigned on May 6 and May 8, 2006, respectively. The Company expects to receive notification from NASDAQ in the near future stating that it has regained compliance with Rule 4350.

"These are outstanding individuals whose talents will strengthen our Board of Directors," said Michael Catalano, Chairman, President and Chief Executive Officer. "Each of these new board members has special expertise in areas that will be of great benefit to our company. We welcome their active participation as we work to move America Service Group forward."

William M. Fenimore, Jr. has served as the Managing Partner of BridgeLink LLC, a Swiss-based capital advising firm, since October 2003. Prior to this time, Mr. Fenimore served as President of Fenimore and Associates and Chief Executive Officer of Integrion Financial Network. Mr. Fenimore also serves on the Board of Directors of Wausau Financial Systems and the Board of Advisors of UTIX Corporation.

John W. Gildea is a Managing Director and founding principal of Gildea Management Co., a management company of special situations with middle market companies in the United States and Central Europe. Mr. Gildea is currently a member of the Board of Directors of several companies, including Sterling Chemicals, Inc. and Misonix, Inc. Mr. Gildea also served as a member of the Company's Board of Directors from 1986 to 1999.


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      105 Westpark Drive - Suite 200 - Brentwood, TN 37027 - 615-373-3100
                                Fax 615-376-9862

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ASGR Strengthens Board of Directors
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June 14, 2006


William E. Hale served as the President and Chief Executive Officer of Beech Street Corporation, one of the nation's largest Preferred Provider Organizations, from June 1998 to June 2006. Mr. Hale currently serves on the Board of Directors of America's Health Insurance Plans and the Executive Committee of the Board of Directors for the American Association of Preferred Provider Organizations.

John C. McCauley has served as the Assistant Vice Chancellor - Risk and Insurance Management for Vanderbilt University since August 2004. From March 1996 to August 2004, Mr. McCauley was the Executive Director of Risk and Insurance Management for Vanderbilt University. Mr. McCauley is an attorney, a certified mediator and currently serves as a member of the Board of Directors of American Retirement Corporation where he is the Quality Assurance Committee chair and a member of the Compensation Committee.

America Service Group Inc., based in Brentwood, Tennessee, is a leading provider of correctional healthcare services in the United States. America Service Group Inc., through its subsidiaries, provides a wide range of healthcare and pharmacy programs to government agencies for the medical care of inmates.

Cautionary Statement

This press release contains "forward-looking" statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts, including statements about the Company's or management's beliefs and expectations, constitute forward-looking statements and may be indicated by words or phrases such as "anticipate," "estimate," "plans," "expects," "projects," "should," "will," "believes" or "intends" and similar words and phrases. Forward-looking statements involve inherent risks and uncertainties. A number of important factors could cause actual results to differ materially from those contained in any forward-looking statement. Such factors include, but are not limited to, the following:

o the risk that government entities (including the Company's government customers) may bring enforcement actions against, seek additional refunds from, or impose penalties on, the Company or its subsidiaries as a result of the matters recently investigated by the Audit Committee or the previous restatement of the Company's financial results;

o the risks arising from shareholder litigation as a result of the matters recently investigated by the Audit Committee or the previous restatement of the Company's financial results;

o risks associated with the possibility that we may be unable to satisfy covenants under our credit facility;

o risks arising from potential weaknesses or deficiencies in our internal control over financial reporting;

o risks arising from the possibility that we may be unable to collect accounts receivable;

o the Company's ability to retain existing client contracts and obtain new contracts;

o whether or not government agencies continue to privatize correctional healthcare services;

o        the possible effect of adverse publicity on the Company's business;

o increased competition for new contracts and renewals of existing contracts;

o        the Company's ability to execute its expansion strategies;

o the Company's ability to limit its exposure for catastrophic illnesses and injuries in excess of amounts covered under contracts or insurance coverage;

o        the outcome of pending litigation;

o        the Company's dependence on key personnel; and

o the Company's determination whether to repurchase shares under its stock repurchase program.

A discussion of important factors and assumptions regarding certain statements and risks involved in an investment in the Company is contained in the Company's Annual Report on Form 10-K and other filings with the Securities and Exchange Commission. These forward-looking statements are made as of the date of this release. The Company assumes no obligations to update or revise them or provide reasons why actual results may differ.



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